EXHIBIT 3(b)

                                     AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                              PEOPLES BANCORP INC.


          FIRST: The name of the corporation shall be Peoples Bancorp Inc. (the "Corporation").

          SECOND: The place in Ohio where the principal office of the Corporation is to be located is in the City of Marietta, County of Washington.

          THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

          FOURTH: The authorized number of shares of the Corporation shall be 24,000,000, all of which shall be common shares, each without par value.

          FIFTH: The directors of the Corporation shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with

         A)   shares of any class or series issued by it,

         B) any security or other obligation of the Corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the Articles of the Corporation, and

         C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the Articles of the Corporation. The Corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the Corporation. The authority granted in this Article FIFTH of these Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the Corporation or authorized by its Articles.

          SIXTH: No shareholder of the Corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

          SEVENTH: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares of the Corporation entitling them to exercise two-thirds (2/3) or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation or of such class or classes; provided, however, that if any three members of the Board of Directors of the Corporation shall affirmatively vote against any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than 75% of the voting power of the Corporation entitled to vote thereon shall be required to adopt:

         1)   a proposed amendment to the Articles of the Corporation;

         2) proposed new regulations or an alteration, amendment or repeal of the regulations of the Corporation;

         3) an agreement of merger or consolidation providing for the merger or consolidation of the Corporation with or into one or more other corporations;

         4) a proposed combination or majority share acquisition involving the issuance of shares of the Corporation and requiring shareholder approval;

         5) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of the property and assets of the Corporation;

         6)   a proposed dissolution of the Corporation; or

         7) a proposal to fix or change the number of directors by action of the shareholders of the Corporation.

         The written objection of a director to any such matter submitted to the President or Secretary of the Corporation not less than three days before the meeting of the shareholders of the Corporation at which any such matter is to be considered shall be deemed to be an affirmative vote by such director against such matter.


          EIGHTH: The members of the Board of Directors of the Corporation, when evaluating any offer of another party to

         A)   make a tender or exchange offer for any shares of the Corporation,

         B)   merge or consolidate the Corporation with another corporation or

         C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, in connection with the exercise of their judgment in determining what they reasonably believe to be in the best interests of the Corporation, shall consider the interests of the Corporation's shareholders and, in their discretion, may consider any of the following:

               1) the interests of the Corporation's employees, suppliers, creditors, and customers;

               2)   the economy of Ohio and the nation;

               3)   community and societal considerations; and

               4) the long-term as well as the short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

          NINTH: Shareholders of the Corporation shall not have the right to vote cumulatively in the election of directors.

          TENTH: These Amended Articles of Incorporation take the place of and supersede the existing Articles of Incorporation of Peoples Bancorp Inc.